Exhibit 10.3

Execution Version

REAL ESTATE MATTERS AGREEMENT

This Real Estate Matters Agreement (this “Agreement”) is entered into on February 15, 2021, by and among (i) Rexnord Corporation, a Delaware corporation (“Remainco”) (ii) Land Newco, Inc., a Delaware corporation and wholly owned indirect Subsidiary of Remainco (“Spinco”); and Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”) (each a “Party” and together, the “Parties”).

R E C I T A L S:

WHEREAS, a majority of the Owned Properties and Leased Properties are currently owned or leased by a member of the Spinco Group;

WHEREAS, in accordance with the Separation and Distribution Agreement dated as of the date hereof, by and among Remainco, Spinco and RMT Partner (the “Separation Agreement”), Remainco will cause the Asset Transferors to transfer to the respective Spinco Asset Transferee, certain assets owned or leased by the Asset Transferors that are not currently owned or leased by a member of the Spinco Group;

WHEREAS, in accordance with the Separation Agreement, Remainco will cause the Asset Transferees to transfer to the respective Remainco Asset Transferee, certain Remainco Retained Properties that are currently owned or leased by a member of the Spinco Group;

WHEREAS, the Parties desire to set forth certain agreements regarding real estate matters.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1      Definitions. The following terms, as used herein, shall have the meanings stated below. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement.

(a)           “Actual Completion Date” means, with respect to each Owned Property or Leased Property, the date upon which completion of the transfer, assignment and sublease of that Owned Property or Leased Property actually takes place in accordance with the terms and conditions of this Agreement.

(b)            “Excluded Personal Property” means that certain equipment, office equipment, trade fixtures, furniture and any other personal property located at each Owned Property or Leased Property which are tangible Remainco Retained Assets as contemplated in Section 2.15 of the Separation Agreement.

(c)            “Landlord” means the third-party landlord or sublandlord under a Lease, and its successors and assigns, and includes the holder of any other interest which is superior to the interest of the landlord or sublandlord under such Lease.

(d)            “Lease” means, in relation to each Leased Property, the leases or subleases under which the respective Asset Transferors hold such Leased Property and any other supplemental document completed prior to the Actual Completion Date (including, without limitation, any amendments).

(e)            “Lease Assignment Forms” means the forms of lease assignment reasonably agreed to by the Parties, acting in good faith.

(f)            “Lease Consents” means, as applicable all Consents required from the Landlord and/or other third parties under the Relevant Leases (including, without limitation, a waiver of a right to recapture the Leased Property, if applicable) to assign the Relevant Leases to an applicable Spinco Asset Transferee, or to sublease the Leased Property to an applicable Spinco Asset Transferee, or to enter into any of the other transactions contemplated by the Separation Agreement or this Agreement.

(g)            “Leased Properties” means those properties, other than Remanico Retained Properties, identified as “Leased Properties” on the Owned and Leased Properties Schedule, and all other properties primarily used in the Spinco Business as of the Distribution Date or at any time during the Measurement Period (as defined in the Merger Agreement) other than in the ordinary course of business, which properties are or were held pursuant to a Lease and will be or have been transferred by lease assignment to the applicable Spinco Asset Transferee prior to or as of the Distribution Date subject to obtaining the necessary Lease Consents.

(h)            “Owned and Leased Properties Schedule” means Schedule 1 attached hereto.

(i)            “Owned Properties” means those properties, other than Remanico Retained Properties, identified as “Owned Properties” on the Owned and Leased Properties Schedule, and all properties primarily used in the Spinco Business as of the Distribution Date or at any time during the Measurement Period (as defined in the Merger Agreement) other than in the ordinary course of business, which properties are owned by the respective Asset Transferors and will transfer or have been transferred by deed to the applicable Spinco Asset Transferee in fee prior to or as of the Distribution Date.

(j)            “Relevant Leases” means those Leases set forth on Schedule 2 attached here to and any other Lease with respect to which the Landlord’s and/or other third parties’ consent is required for (x) assignment to a Spinco Asset Transferee, as applicable, as contemplated by the Separation Agreement or hereunder, or (y) any of the other transactions contemplated by the Separation Agreement or this Agreement (including, without limitation, a sublease).

(k)            “Remainco Retained Properties” means each of those properties listed on Schedule 3 attached hereto which will not, and which are not intended to, be transferred, leased, subleased or licensed to Spinco in accordance with this Agreement.

(l)            “Spinco Properties” means each of those properties listed on Schedule 4 attached hereto which are currently owned or leased by a member of the Spinco Group.

ARTICLE II
OWNED PROPERTY AND LEASED PROPERTY IN THE UNITED STATES

Section 2.1      Spinco Properties. The Spinco Properties are currently owned or leased by a member of the Spinco Group and do not require to be transferred or assigned pursuant to this Agreement.

Section 2.2      Owned Property. Remainco shall cause its applicable Asset Transferors to convey each of the Owned Properties (together with all improvements and fixtures thereon and all rights and easements appurtenant thereto) to the applicable Spinco Asset Transferees, as directed by RMT Partner, subject to the other provisions of this Agreement and the terms of the Separation Agreement. Such conveyance shall be completed on or before the Distribution Date.

Section 2.3      Leased Property. Remainco shall cause its applicable Asset Transferors to assign, and Spinco shall cause its applicable Spinco Asset Transferees to accept and assume, as directed by RMT Partner, the respective Asset Transferor’s valid leasehold interest in the Leased Properties, subject to the other provisions of this Agreement and the terms of the Separation Agreement. Such assignment shall be completed on or before the Distribution Date; provided if a Lease Consent is required but not obtained prior to the Distribution Date for any assignment, the assignment shall be completed as soon as practicable following the Distribution Date.

Section 2.4      Remainco Retained Properties. Remainco shall cause its applicable Asset Transferors to transfer or assign each of the Remainco Retained Properties (together with all improvements and fixtures thereon and all rights and easements appurtenant thereto) to an applicable Remainco Asset Transferee. Such conveyance shall be completed on or before the Distribution Date.

Section 2.5      Obtaining the Lease Consents.

(a)            Remainco confirms that, with respect to each Leased Property, to the extent required by the Relevant Lease, an application/request will be diligently made to the relevant Landlord for the Lease Consents required in accordance with the terms and conditions of the Relevant Lease with respect to the transactions contemplated by this Agreement and the Separation Agreement. Remainco shall be, and has at all times been, primarily responsible for requesting, negotiating and obtaining all Lease Consents. Remainco shall notify Spinco in writing on a weekly basis of the status of the Lease Consents and any issues arising therefrom.

(b)            Remainco shall use reasonable best efforts to obtain the Lease Consents, but Remainco shall not be required to commence judicial proceedings for a declaration that a Lease Consent has been unreasonably withheld, conditioned or delayed, nor shall Remainco be required to pay any consideration in excess of that required by the Relevant Lease to obtain the relevant Lease Consent.

(c)            Spinco and RMT Partner will promptly satisfy the lawful requirements of the Landlord as set forth in the Relevant Lease, and will take all reasonable steps to assist Remainco in obtaining the Lease Consents, including those set forth in Section 2.11 of the Separation Agreement and including, without limitation:

(i)            if reasonably required by the Landlord, entering into an agreement with the relevant Landlord to observe and perform the tenant’s obligations contained in the Relevant Lease from and after the Distribution Date throughout the remainder of the term of the Relevant Lease, subject to any statutory limitations of such liability; and

(ii)            if reasonably required by the Landlord, providing a guarantee, surety or other commercially reasonable security (including, without limitation, a security deposit) for the obligations of applicable Spinco Asset Transferee, as tenant under the Relevant Lease, and otherwise taking all steps which are reasonably necessary and which it is capable of doing to meet the lawful requirements of the Landlord as set forth in the Relevant Lease so as to ensure that the Lease Consents are obtained.

(d)            RMT Partners agrees to accept assignment from Remainco of that certain Master Lease, with an effective date of February 19, 2019 (“Master Lease”) by and between Rexnord Corporation, as tenant, and 111 Michigan Partners LLC, as landlord, to an entity at the RMT Partner level that is consistent with the requirements in Section 11.1 of the Master Lease and/or provide a parent guaranty, if required.

Section 2.6      Occupancy.

(a)            In the event that the Actual Completion Date for any Owned Property or Leased Property does not occur on or before the Distribution Date, whether or not a member of the Spinco Group occupies the Leased Property or Owned Property, Spinco and RMT Partner shall, effective as of the Distribution Date, (i) pay Remainco or the applicable Asset Transferor all rents, service charges, insurance premiums, real estate taxes and other sums payable by Remainco or the respective Asset Transferor under any Relevant Lease or Owned Property, accruing after the Actual Completion Date, or Distribution Date, whichever is later, and (ii) indemnify, defend, protect and hold harmless Remainco and the applicable Asset Transferor from and against all losses, costs, claims, damages and liabilities arising on account of any breach of the Leases by Spinco or a member of the Spinco Group after the Actual Completion Date, or Distribution Date, whichever is later.

(b)            In the event that the Actual Completion Date for any Remainco Retained Property does not occur on or before the Distribution Date, whether or not a member of the Remainco Group occupies the Leased Property or Owned Property, Remainco shall (i) pay RMT Partner all rents, service charges, insurance premiums, real estate taxes and other sums payable by Remainco or the respective Asset Transferor under any Lease or Owned Property, (ii) observe, in all material respects, the tenant’s covenants, obligations and conditions contained in the Lease, and (iii) indemnify, defend, protect and hold harmless Spinco and RMT Partner from and against all losses, costs, claims, damages and liabilities arising on account of any breach of the Leases by Remainco or the applicable Asset Transferor, in each case arising on or prior to the Actual Completion Date, or Distribution Date, whichever is later.

(c)            Remainco shall supply promptly to Spinco copies of all invoices, demands, notices and other communications received by Remainco or the applicable Asset Transferor or agents in connection with any of the matters for which Spinco may be liable to make any payment or perform any obligation pursuant to Section 2.6(a), and shall, at Spinco’s cost, (x) take any steps and pass on any objections which Spinco may have in connection with any such matters, provided Spinco has any audit right as set forth in the Lease; provided that the failure to so supply shall not relieve Remainco of its indemnification or reimbursement obligations hereunder, and (y) at the direction of Remainco, enforce the applicable Asset Transferor’s rights against the Landlord under the Relevant Lease; provided that the failure to so supply shall not relieve Spinco of its indemnification or reimbursement obligations hereunder. Spinco shall promptly supply to Remainco any notices, demands, invoices and other communications received by Spinco or a member of the Spinco Group or its agents from any Landlord while a member of the Spinco Group occupies any Leased Property without the relevant Lease Consent.

Section 2.7      Obligation to Complete. If, with respect to any Leased Property, at any time the relevant Lease Consent is lawfully, formally and unconditionally refused in writing, the Parties shall commence good faith negotiations and use commercially reasonable efforts to determine how to resolve based on the relative importance of the applicable Leased Property to the operations of the Spinco Business, including, without limitation, the size of the applicable Spinco Property, the number of employees at the applicable Spinco Property, the value of assets associated with the Spinco Property, the cost to relocate, and the potential risk and liability to each Party in the event any enforcement action is brought by the applicable Landlord. Such commercially reasonable efforts shall include assigning at the appropriate entity level, providing a parent guaranty if required by the applicable landlord, consideration of alternate structures to accommodate the needs of each Party and the allocation of the costs thereof, including entering into amendments of the size, term or other terms of the Relevant Lease and restructuring a proposed lease assignment to be a sublease, license or other similar agreement. If a sublease, license or other similar agreement is the agreed upon structure, Remainco shall apply to the relevant Landlord for consent to sublease or license all of the relevant Leased Property to the applicable Spinco Asset Transferee for the remainder of the Relevant Lease term less one (1) day at a rent equal to the rent from time to time under the Relevant Lease, but otherwise on substantially the same terms and conditions as the Relevant Lease. If Remainco makes such an election, until such time as the relevant Lease Consent is obtained and a sublease, license or other similar agreement is completed, the provisions of Section 2.5 will apply and, on the grant of the Lease Consent required for the Leased Property in question, the applicable Asset Transferor shall sublease or license to the applicable Spinco Asset Transferee the relevant Leased Property.

Section 2.8      Form of Transfer. To the extent required, the conveyance to the applicable Spinco Asset Transferees of each (i) Owned Property shall be in the form of a special or limited warranty deed, or its equivalent, in statutory form and in a form reasonably acceptable to RMT Partner, executed by the applicable Remainco Asset Transferor, (ii) Leased Property shall be in the form of the Lease Assignment Form executed by the applicable Remainco Asset Transferor and applicable Spinco Asset Transferee, (iii) Owned Property and Leased Property shall require transfer tax forms (state, local or municipal, as applicable) executed by the applicable Remainco Asset Transferor and applicable Spinco Asset Transferee, if required, (iv) Owned Property shall require a FIRPTA affidavit in a form reasonably acceptable to RMT Partner, executed by the applicable Remainco Asset Transferor, and (v) Owned Property and Leased Property shall require such other deliverables as may be required by the laws of the jurisdiction in which the Owned Property or Leased Property is located, executed by the applicable Remainco Asset Transferor and applicable Spinco Asset Transferee, if required.

Section 2.9      Casualty; Lease Termination.

(a)            If, prior to the Actual Completion Date (but not after the Effective Time (as defined in the Merger Agreement)), there shall occur any physical damage to or destruction of, or similar loss of, any Owned Property or Leased Property (or any part thereof) (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Body of any of such Owned Property or Leased Property (a “Condemnation Event”), then, in any such event, Remainco shall promptly notify RMT Partner, and: (i) Remainco shall use its reasonable best efforts to (A) replace or repair (as applicable) the Owned Property or Leased Property subject to such Casualty Loss and (B) replace the Owned Property or Leased Property that has been condemned or taken such that the operation of the Spinco Business can continue in all material respects in the ordinary course consistent with past practices; or (ii) if the conveyance or assignment is consummated pursuant to the terms and conditions of this Agreement notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed or condemned or taken Owned Property or Leased Property has not been repaired or replaced as of the Effective Time (as defined in the Merger Agreement), then, without limiting Spinco’s or any member of the Spinco Group’s other rights hereunder, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Remainco or the applicable Remainco Asset Transferor with respect to such Casualty Loss or Condemnation Event have been actually collected, Remainco shall, or shall cause the applicable Remainco Asset Transferor to, pay to Spinco or the applicable Spinco Asset Transferee: (x) the aggregate amount, if any, of such casualty insurance proceeds described above actually paid to Remainco or the applicable Remainco Asset Transferor in connection with such Casualty Loss, as well as the amount of the deductible due under the applicable insurance policy; (y) the aggregate amount, if any, of such business interruption insurance proceeds described above actually paid to Remainco or the applicable Remainco Asset Transferor in connection with such Casualty Loss; and (z) the aggregate amount, if any, of such condemnation proceeds described above actually paid to Remainco or the applicable Remainco Asset Transferor in connection with such Condemnation Event. Remainco shall, and shall cause the applicable Remainco Asset Transferors to, use commercially reasonable efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss or as a result of a Condemnation Event. The amount of any insurance or condemnation proceeds actually paid to Remainco or the applicable Remainco Asset Transferor shall be included as a Spinco Asset, but shall not be counted toward Closing Working Capital and shall not be included as part of the Cash Payment or be distributable cash available to Remainco or any other member of the Remainco Group.

(b)            In addition, in the event that a Lease is terminated prior to the Distribution Date, (i) Remainco or the applicable Asset Transferor shall not be required to assign such Leased Property, (ii) Spinco or the applicable Spinco Asset Transferee shall not be required to accept an assignment, of such Leased Property and (iii) neither party shall have any further liability with respect to such Leased Property hereunder.

Section 2.10      Fixtures and Fittings. The provisions of the Separation Agreement shall apply to any equipment, office equipment, trade fixtures, furniture and any other personal property located at each Owned Property or Leased Property (excluding any equipment, office equipment, trade fixtures, furniture and any other personal property owned by third parties), except for the applicable scheduled Excluded Personal Property.

Section 2.11      Costs. Remainco and Spinco shall share the actual costs and expenses equally incurred in connection with obtaining the Lease Consents for those Leases with respect to which the Landlord’s and/or other third parties’ consent is required for an assignment to a Spinco Asset Transferee, as applicable, as contemplated by the Separation Agreement or hereunder, including, without limitation, Landlord’s Consent fees and attorneys’ fees and any costs and expenses. Except as otherwise provided herein, Remainco and Spinco shall also share the actual costs and expenses equally in connection with the transfer of any Owned Property or Leased Property to a Spinco Asset Transferee pursuant to this Agreement, including escrow fees, recording fees, and any transfer taxes arising as a result of such transfers. Spinco shall be solely responsible for any title insurance premiums and survey costs.

ARTICLE III
OWNED PROPERTY AND LEASED PROPERTY OUTSIDE THE UNITED STATES

Section 3.1      Owned Property and Leased Property Outside the United States. With respect to each of the Owned Properties and Leased Properties located outside the United States listed on the Owned and Leased Property Schedule, Remainco and Spinco will use the appropriate form document reasonably agreed to by the Parties, translated into the local language, if customary under local practice, and modified to comply with local legal requirements to cause the appropriate transfers, assignments, subleases or licenses to occur. Such transfers, lease assignments, subleases and licenses shall, so far as the law in the jurisdiction in which such Owned Property or Leased Property is located permits, be on the same terms and conditions as provided in Article II and shall include such other deliveries (and the Parties shall comply with such other customary procedures and formalities) as may be required by the laws of the jurisdiction in which the Owned Property or Leased Property is located. In the event of a conflict between the terms of this Agreement and the terms of such local agreements, the terms of the local agreements shall prevail.

ARTICLE IV
MISCELLANEOUS

Section 4.1      Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the exhibits and schedules hereto and thereto and the other agreements referred to herein and therein shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. In the event of a conflict between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall prevail. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 4.2      Survival. The covenants and agreements that by their terms are to be performed following the Separation Effective Time pursuant to this Agreement or any other Ancillary Agreement shall survive the Separation Effective Time in accordance with their terms, and all other covenants and agreements herein and therein shall terminate and shall not survive the Separation Effective Time.

Section 4.3      Expenses. Except as otherwise provided in this Agreement, the Merger Agreement or any Ancillary Agreement, (i) all fees and expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby or thereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby or by the Merger Agreement are consummated and (ii) all out of pocket expenses and fees incurred but not paid prior to the Effective Time by or on behalf of the Spinco Group in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees payable to investment banks, accountants, consultants, and counsel, shall be deemed to be fees and expenses of Remainco and Assumed by Remainco.

Section 4.4      Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:   i) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt;  ii) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing;  iii) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed;  iv) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or  v) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to RMT Partner or Spinco (after the Separation Effective Time):

Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [#####]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention:  Scott R. Williams and Christopher R. Hale
Fax:  (312) 853-7036
Email:  swilliams@sidley.com and chale@sidley.com

if to Remainco or Spinco (prior to the Separation Effective Time):

Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [#####]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson and Andrew L. Milano

Phone:	(212) 309-7092
(212) 309-6252
Fax:	(212) 309-6001
Email:	alec.dawson@morganlewis.com
andrew.milano@morganlewis.com

and

Richards, Layton & Finger, P.A.
920 North King Street
P.O. Box 551
Wilmington, DE 19801
Attention: Mark Gentile and Stephanie Norman
Phone: (302) 651-7722; (302) 651-7756
Email: gentile@rlf.com; norman@rlf.com

A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Separation Effective Time shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 4.4.

Section 4.5      Waiver.

(a)            No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(b)            No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of waivers by Remainco or Spinco or any of their Subsidiaries, consented to in writing by RMT Partner; and any waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 4.6      Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties except that a Party may assign any of its rights under this Agreement: (i) as collateral security to a creditor, (ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.

Section 4.7      Termination. This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 4.8      Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties.

Section 4.9      Payment Terms.

(a)            Except as set forth in Article IV of the Separation Agreement or as otherwise expressly provided to the contrary in this Agreement or in any other Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)            Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Remainco or Spinco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Central Time two days prior to the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any other Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 4.10      Subsidiaries. Each of the Parties shall cause to be performed, all actions, agreements and obligations set forth herein to be performed by any of its Subsidiaries (including Spinco and its Subsidiaries with respect to (i) Remainco prior to the Separation Effective Time and (ii) the RMT Partner following the Effective Time.

Section 4.11      Third-Party-Beneficiaries. Except (i) as provided in Article IV of the Separation Agreement relating to Indemnitees and for the release under Section 4.1 of the Separation Agreement of any Person provided therein, and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.12      Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 4.13      Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, the Parties acknowledge that the conveyances, assignments, subleases and licenses will be governed by the law of the jurisdiction in which the Owned Property and Leased Property is located, as applicable. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirements, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document in accordance with the provisions of Section 4.4 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Chosen Courts, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 4.14      Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 4.15      No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative recovery with respect to any matter arising out of the same facts and circumstances (including with respect to any recoveries that may arise out of ARTICLE IV of the Separation Agreement).

Section 4.16      Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)            As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)            As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(f)            Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(g)            As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(h)            The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)            Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(j)            Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco or Spinco shall be deemed to require Remainco or Spinco, as the case may be, to cause the applicable members of the Remainco Group or the Spinco Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Real Estate Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

REXNORD CORPORATION

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President and Chief Executive Officer

LAND NEWCO, INC

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Real Estate Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

REGAL BELOIT CORPORATION

By:	/s/ Louis V. Pinkham
Name:	Louis V. Pinkham
Title:	Chief Executive Officer

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